Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Amendment No. 2 Registration Statement on Form S-4 of our report dated April 14, 2025 relating to the financial statements of BOXABL, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Fort Lauderdale, FL

February 5, 2026